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                                  DRAFT                              Exhibit 5.1

                                  ______, 1996

National Processing, Inc.
1231 Durrett Lane
Louisville, Kentucky 40285-0001

                           Re: 6,900,000 Shares of Common Stock, without par value, of National Processing, Inc.
                                    ---------------------------------------

Gentlemen:

                  We are acting as counsel for National Processing, Inc., an Ohio corporation (the "Company"), in connection with the issuance and sale of up to 6,900,000 shares, including 900,000 shares which may be sold pursuant to an over-allotment option granted by the Company to the Underwriters (as defined below), of Common Stock, without par value, of the Company (the "Shares") in accordance with the terms and conditions of an Underwriting Agreement (the "Underwriting Agreement") to be entered into among the Company, Salomon Brothers Inc, Montgomery Securities, NatCity Investments, Inc. and Smith Barney Inc., as representatives of the Underwriters named therein (the "Underwriters") with respect to the Shares.

                  We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon we are of the opinion that, subject to the approval of the specified terms of sale of the Shares by the Pricing Committee of the Board of Directors of the Company:

                  The Shares will be duly authorized and, when issued and delivered by the Company to the Underwriters pursuant to the Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-1 filed by the Company to effect the registration of the Shares under the Securities Act of 1933 and to the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of such Registration Statement.

                                        Very truly yours,


                                        JONES, DAY, REAVIS & POGUE